Exhibit 10.1

May 20, 2009

Gottschalks Inc.
7 River Park Place East
Fresno, California 93729
Attention: James R. Famalette, Chairman and Chief Executive Officer

Re: Purchase of Certain Nonresidential Real Property Interests of Gottschalks Inc.

Dear Sir:

Reference is made to that certain Motion of Debtor and Debtor in Possession for Order: (A) Setting (1) Date to Conduct Auction of Debtor's Interests in Nonresidential Real Property Leases, and (2) Hearing Date for Approval of Auction; (B) Approving Bid Procedures and Terms of Auction; (C) Establishing Cure Amounts; (D) Authorizing Debtor to Enter into Lease Termination Agreements; (E) Approving Abandonment of Personal Property; (F) Approving and Authorizing Sale of Leases to Highest or Best Bidder Free and Clear of All Liens, Interests, Claims and Encumbrances Pursuant to Sections 105, 363, and 365 of the Bankruptcy Code; (G) Waiving the Requirements of Federal Rules of Bankruptcy Procedure 6004(G) and 6006(D); and (H) Granting Related Relief, filed by Gottschalks Inc., a Delaware corporation and debtor in possession (the "Company"), with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on April 21, 2009 (as such motion may hereafter be amended by the Company and approved by final order of the Bankruptcy Court, the "Bid Procedures Motion"), pursuant to which the Company seeks Bankruptcy Court authority to sell certain of the Company's real property interests at an auction (the "Auction") to be held on or about May 28, 2009, in accordance with the Bidding Procedures attached as Exhibit B to the Bid Procedures Motion (as such procedures may hereafter be amended by the Company and approved by order of the Bankruptcy Court, the "Bid Procedures"). In connection with the Auction, and in accordance with the Bid Procedures as modified by this agreement, Forever 21 Retail, Inc., a California corporation, or its permitted assignee in accordance with Section 12.1 below (the "Buyer"), is pleased to have the opportunity to present this binding letter agreement (this "Agreement") for the acquisition of the three (3) fee simple properties owned by the Company and identified on Exhibit A attached hereto (the "Fee Simple Interests") and up to fourteen (14) of the Company's leasehold interests identified on Exhibit B attached hereto (the "Leasehold Interests") and the related leases and other contracts listed on Exhibit C attached hereto (the "Contracts" and, together with the Leasehold Interests and the Fee Simple Interests, the "Real Property Interests"), all upon the terms and conditions set forth herein but subject to the Bid Procedures (collectively, the "Acquisition"); provided, however, that in the event of any inconsistencies between this Agreement and the Bid Procedures, this Agreement shall control.

  Purchase and Sale of Designated Real Property Interests. Subject to the terms and conditions of this Agreement, at Closing (as defined below), the Buyer shall purchase, and the Company shall sell, the Real Property Interests described in Sections 1.1 and 1.2 below (the "Designated Real Property Interests"), free and clear of all liens, claims, encumbrances and other interests of third parties pursuant to Sections 105, 363, and 365 of the United States Bankruptcy Code (the "Bankruptcy Code"). The transactions contemplated hereby are valued collectively and therefore constitute a package deal that must include each and every Designated Real Property Interest; provided, however, that the Buyer may exercise its sole right to remove therefrom any Leasehold Interest (or Contract applicable thereto) in accordance with Section 1.2.1, and; provided further, that, notwithstanding anything to the contrary in this Agreement, but subject to the payment of the Break-Up Fee (as defined below) as and when required pursuant to Section 10.2.4, the Company shall be entitled at any time prior to the entry of the Sale Order (as defined below) to pursue, negotiate, enter into and consummate any one or more Alternative Transactions (as defined below) in accordance with Section 8.1.1.

  1.1.   Fee Simple Interests. The Company shall sell, and the Buyer shall purchase, all of the Company's right, title and interest of any kind or nature in and to the Fee Simple Interests, including all appurtenances thereto and improvements thereon.

  1.1.1.   At Closing, the Company shall transfer and convey to the Buyer all of its right, title and interest in and to the Fee Simple Interests, free and clear of all liens (including, without limitation, monetary liens representing monies owed), claims, encumbrances and security interests except for the following matters, which are hereinafter referred to as the "Permitted Exceptions":

    those matters appearing on the Title Commitments (as defined below) not otherwise objected to in writing by the Buyer pursuant to Section 1.1.2;

    those matters appearing on the Title Commitments that are objected to in writing by the Buyer, as provided in Section 1.1.2, but which the Company has been unable or unwilling to remove or cure, and subject to which the Buyer has elected in writing to accept the conveyance of the Fee Simple Interests, as set forth in Section 1.1.2 below;

    the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; and

    all local, state and federal laws, ordinances or governmental regulations, including but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

  1.1.2.   The Buyer and the Company shall work with the Title Company to cause the Title Company to provide updated preliminary title reports, title commitments or proformas, together with all underlying documents relating to the title exceptions identified therein (the "Title Commitments") as soon as practicable following the date hereof. Within three (3) business days of receipt of any Title Commitment, the Buyer shall notify the Company of any materially unsatisfactory matters appearing on such Title Commitment(s) that are objectionable to the Buyer (the "Title Objections"). If the Buyer does not so notify the Company of its Title

  Objections on or before the later of (i) the third (3rd) business day after receipt of the Title Commitment(s) or (ii) May 22, 2009, the Buyer shall be deemed to have accepted all matters referenced in such Title Commitment(s) and all such matters thereon shall be deemed Permitted Exceptions. In the event the Company receives any Title Objections from the Buyer, the Company may elect (but shall not be obligated) to attempt to remove, or cause to be removed at its expense, any such Title Objections and shall give the Buyer written notice within three (3) business days of receipt of notice of the Title Objections, (i) that the Company intends to cure any Title Objections (which may be by order of the Bankruptcy Court), or (ii) that the Company elects not to or is unable to cure any Title Objections. If the Company fails to notify the Buyer in writing of its election within said three (3) business day period, the Company shall be deemed to have elected not to cause such exception to be cured. The procurement by the Company of a commitment for the issuance of an endorsement to the Title Policy (as defined below) satisfactory to Buyer and insuring Buyer against any title exception which was disapproved pursuant to this Section 1.1.2 shall be deemed a cure by the Company of such disapproval. If the Company gives the Buyer notice under clause (ii) above, then the Buyer may elect by written notice to the Company, on or before the date that is three (3) business days prior to the date of the Auction, as its sole and exclusive remedy therefore, to either (a) terminate this Agreement in accordance with Section 10.1.4(a), or (b) waive such Title Objections, in which event such Title Objections shall be deemed Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price (as defined below) except as otherwise provided in Section 3.1.1; provided, however, that prior to any termination of this Agreement by the Buyer as contemplated by clause (a) above, the Company and the Buyer shall work in good faith to attempt to resolve such Title Objections. In the event the Buyer fails to notify the Company in writing on or before the date that is three (3) business days prior to the date of the Auction of its election to terminate this Agreement or waive its Title Objections pursuant to the foregoing sentence, such failure to respond shall be deemed a waiver by the Buyer as provided in clause (b) of the immediately preceding sentence

  1.1.3.   Evidence of delivery of such title shall be the issuance by Chicago Title Company (the "Title Company"), at the Buyer's cost, of a CLTA Standard Coverage Owner's Policy of Title Insurance (the "Title Policy") covering each of the Fee Simple Interests, with liability in the amount to be determined by the Buyer, insuring title to the Fee Simple Interests to be vested in the Buyer, subject only to the Permitted Exceptions; provided, however, that if the Buyer has delivered to the Title Company prior to the Closing a Survey in compliance with all applicable ALTA requirements, then the Buyer may request that the foregoing policy be an ALTA Extended Coverage Owner's Policy of Title Insurance.

  1.2.   Leasehold Interests.

  1.2.1.   The Company shall assume and assign to the Buyer, pursuant to Section 365(f) of the Bankruptcy Code, all of the Company's right, title and interest of any kind or nature in and to those Leasehold Interests (and corresponding Contracts) that are selected by the Buyer following the date hereof (the Leasehold Interests so selected, the "Designated Leasehold Interests" and the corresponding Contracts, the "Designated Contracts"), with such selection to be memorialized thereafter by delivery of written notice thereof (the "Leasehold Designation Notice") from the Buyer to the Company not later than two (2) business days prior to the Auction, and the Buyer shall assume and accept all liabilities and obligations of the

  Company arising out of the Designated Contracts from and after June 11, 2009. Subject to Sections 1.2.2 and 3.3, the Company shall be responsible for all liabilities arising out of the Designated Contracts prior to June 11, 2009. Any Contract not included among the Designated Contracts shall be referred to herein as an "Excluded Contract."

  1.2.2.   Notwithstanding the foregoing, in the event the Buyer delivers the Leasehold Designation Notice to the Company:

    on or before May 20, 2009, at 10:00 a.m. (pacific daylight time), then, with respect to each of the Designated Leasehold Interests that are:

    (i) located outside of the State of California (the "PNW Designated Leasehold Interests"), the Buyer shall be responsible for all rents, common area maintenance expenses or other occupancy costs and fees ("Incremental Occupancy Costs") otherwise owed by the Company under any Designated Contract applicable to such PNW Designated Leasehold Interest that are accrued during (or are otherwise attributable to) the period beginning on and after June 5th, 2009 (such date, the "PNW Allocation Date"); and

    (ii) located in the State of California, other than the Leasehold Interest located in Santa Maria, California (the "California Designated Leasehold Interests"), the Buyer shall be responsible for all Incremental Occupancy Costs otherwise owed by the Company under any Designated Contract applicable to such California Designated Leasehold Interest that are accrued during (or are otherwise attributable to) the period beginning on and after the later of (x) June 11, 2009, and (y) the date upon which the Liquidation Agent (as defined below) returns such California Designated Leasehold Interest to the Company at the conclusion of each GOB Sale (as defined below) conducted at such California Designated Leasehold Interest (such date, the "California Allocation Date"); or

    after May 20, 2009, at 10:00 a.m. (pacific daylight time), then the Buyer shall be responsible for all Incremental Occupancy Costs otherwise owed by the Company under any Contract that:

    (i) in the case of any Designated Contract, are accrued during (or are otherwise attributable to) the period beginning on and after the PNW Allocation Date or the California Allocation Date (as the case may be); and

    (ii) in the case of any Excluded Contract, are accrued during (or are otherwise attributable to) the period beginning on the date upon which the Liquidation Agent returns the Leasehold Interest corresponding to such Excluded Contract to the Company at the conclusion of each GOB Sale conducted at such Leasehold Interest and ending on the effective date of rejection of such Excluded Contract; or

    with respect to the Leasehold Interest located in Santa Maria, California (the "Santa Maria Leasehold Interest"),

    (i) on or before June 1, 2009, the Buyer shall be responsible for all Incremental Occupancy Costs otherwise owed by the Company under any Designated Contract applicable to the Santa Maria Leasehold Interest that are accrued during (or are otherwise attributable to) the period beginning on and after the later of (x) June 11, 2009, and (y) the date upon which the Liquidation Agent (as defined below) returns the Santa Maria Leasehold Interest to the Company at the conclusion of each GOB Sale conducted at the Santa Maria Leasehold Interest (such date, the "Santa Maria Allocation Date"); or

    (ii) after June 1, 2009, then the Buyer shall be responsible for all Incremental Occupancy Costs otherwise owed by the Company under any Contract that: (A) in the case of any Designated Contract applicable to the Santa Maria Leasehold Interest, are accrued during (or are otherwise attributable to) the period beginning on and after the Santa Maria Allocation Date; and (B) in the case of any Excluded Contract applicable to the Santa Maria Leasehold Interest, are accrued during (or are otherwise attributable to) the period beginning on the date upon which the Liquidation Agent returns the Santa Maria Leasehold Interest to the Company at the conclusion of each GOB Sale conducted at the Santa Maria Leasehold Interest and ending on the effective date of rejection of such Excluded Contract;

  provided, however, that the foregoing obligations of the Buyer shall be reduced by the amount of any similar payments otherwise actually received by the Company from its Liquidation Agent in respect of such Contracts for such periods of time.

  1.2.3.   With respect to the Leasehold Interest located in Yakima, Washington (the "Yakima Leasehold Interest"), the Buyer shall have until on or before May 26, 2009, to notify to the Company in writing of the Buyer's intention not to exercise its option to select the Yakima Leasehold Interest pursuant to Section 1.2.1; otherwise, the Company shall exercise its existing option to extend the term of its lease for the Yakima Leasehold Interest and, should the Buyer thereafter not purchase the Yakima Leasehold Interest, the Buyer shall be responsible for any actual out-of-pocket damages to the Company resulting therefrom, including any amounts payable and actually paid as a result of the rejection of any Contracts applicable to the Yakima Leasehold Interest.

  1.3.   Cure Amounts; Designated Leases.

  1.3.1.   The amounts necessary, pursuant to Section 365 of the Bankruptcy Code, to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from any such defaults under any Designated Contract (the "Cure Amounts") shall be paid by the Buyer as and when determined by the Bankruptcy Court in the Sale Order (as defined below), up to an amount not to exceed one hundred percent (100%) of the applicable Cure Amounts listed in Exhibit A to the Bid Procedures Motion, on an aggregate basis, as allowed by the Bankruptcy Court (the "Cure Cap"); provided, however, that in the event any Designated Contract (and the corresponding Cure Amount) is not listed in Exhibit A to the Bid Procedures Motion, the Cure Cap shall be increased by the Cure Amount applicable to such Designated Contract (as determined by the Bankruptcy Court), provided that the Company shall hereafter endeavor to provide the Buyer with an estimate of the Cure Amounts applicable to any Designated Contract not listed on Exhibit A to the Bid Procedures Motion and the Buyer shall have standing to object to the Bankruptcy Court's determination of any such Cure Amounts. In addition, Schedule 1.3.1 attached hereto specifies those Contracts with respect to which any post-petition payments of any cure amounts have been made by the Company on or prior to the date hereof, as well as the cure amounts so paid, and the Buyer hereby acknowledges and agrees that it shall reimburse the Company at Closing for any such cure amounts so specified on Schedule 1.3.1 to the extent attributable to a Contract that is designated by the Buyer as a Designated Contract in the Leasehold Designation Notice; provided, however, that the aggregate amount of such reimbursements made by the Buyer to the Company at Closing shall be applied toward the Cure Cap so as to avoid double-counting of any Cure Amounts. The Buyer will not pay cure costs for any Excluded Contract.

  1.3.2.   From and after the date hereof until Closing, except as otherwise provided for herein, the Company shall not assume (or pay any cure amounts in connection therewith) or reject or seek to assume or reject any Contract without the prior written approval of the Buyer. Notwithstanding the foregoing, nothing herein shall in any way restrict the Company's ability to reject, terminate, amend, modify or assign (including assumption and assignment and sale to a third party purchaser) any Excluded Contract following the Company's receipt of the Leasehold Designation Notice.

  Definitive Transfer Agreements; Further Conveyances and Assumptions.

  2.1.   Definitive Transfer Agreements. At Closing, the purchase and sale of each of the Fee Simple Interests shall be consummated pursuant to a Purchase and Sale Agreement, substantially in the form attached hereto as Exhibit D (a "Purchase and Sale Agreement"), and the assignment and assumption of each of the Designated Leasehold Interests (and corresponding Designated Contracts) shall be consummated pursuant to an Agreement of

  Assumption and Assignment, substantially in the form attached hereto as Exhibit E (an "Assumption and Assignment Agreement"). The Company and the Buyer shall execute Purchase and Sale Agreements for each of the Fee Simple Interests and Assumption and Assignment Agreements for each of the Designated Leasehold Interests (and corresponding Designated Contracts) (collectively, the "Definitive Transfer Agreements") no later than three (3) business days in advance of the Sale Hearing.

  2.2.   Further Conveyances and Assumptions. At Closing, and from time to time thereafter, the Company and the Buyer shall, and the Company and the Buyer shall cause their respective affiliates to, execute, acknowledge and deliver all such additional instruments and documents, and take such further actions, as may be reasonably necessary or appropriate to sell, transfer, convey, assign and deliver fully to the Buyer and its respective successors or permitted assigns, all of the Company's right, title and interest of any kind or nature in and to the Designated Real Property Interests and to assure fully to the Company and its successors and permitted assigns, the assumption and acceptance of all of the liabilities and obligations of the Company arising out of the Designated Contracts, and to otherwise make effective or evidence the Acquisition.

  Consideration.

  3.1.   Purchase Price; Escrow Holder.

  3.1.1.   The aggregate consideration for the purchase and sale of the Designated Real Property Interests is Seventeen Million Seven Hundred Thousand Dollars ($17,700,000.00) by wire transfer of immediately available funds (the "Purchase Price"), which shall be due and payable by the Buyer at Closing and deliverable to the Company in accordance with Sections 3.1.2 and 4.5; provided, however, that the Purchase Price shall be subject to (i) the Damage Deposit, as set forth in Section 7.3.2, (ii) the Signage Removal Deposit, as set forth in Section 7.3.3, and (iii) the payment at Closing by the Escrow Holder (as defined below), on behalf of the Company, of any Outstanding Tax Obligations (as defined below) to such tax authorities and in such amounts as are determined in good faith by the Escrow Holder and jointly approved in writing by the Buyer and the Company at or prior to the Closing in accordance with Section 3.4.

  3.1.2.   Not later than three (3) business days in advance of the Sale Hearing, the Buyer shall open an escrow ("Escrow") with Chicago Title Insurance Company, 171 N. Clark Street, Chicago, IL 60601 (the "Escrow Holder") by delivering to the Escrow Holder fully executed originals of this Agreement and each of the Definitive Transfer Agreements. At or prior to Closing, the Buyer shall deposit into Escrow by wire transfer of immediately available funds an amount equal to (a) the Purchase Price, minus (b) the Performance Deposit (as defined below) (such amount, the "Closing Consideration"). Pending the Closing, the Escrow Holder shall hold the Closing Consideration in accordance with the terms of this Agreement in an interest-bearing account reasonably acceptable to the Company and the Buyer, with all interest accrued thereon to be deemed income of the Buyer. At Closing, upon receipt of joint written confirmation from the Buyer and the Company of the satisfaction or waiver of the conditions set forth in Section 5, the Escrow Holder shall deliver the Closing Consideration (less the Damage Deposit, the Signage Removal Deposit and any Outstanding Tax

  Obligations otherwise paid by the Escrow Holder in accordance with Section 3.4) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company and General Electric Capital Corporation ("GECC"). The Company and the Buyer agree that the duties of the Escrow Holder hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Closing Consideration and the documents described herein in accordance with this Agreement. The Escrow Holder shall incur no liability in connection with the safekeeping or disposition of the Closing Consideration or the documents described herein for any reason other than Escrow Holder's willful misconduct or gross negligence. If the Escrow Holder is in doubt as to its duties or obligations with regard to the Closing Consideration or the documents, or if the Escrow Holder receives conflicting instructions from the Company and the Buyer with respect to the Closing Consideration or the documents described herein, then the Escrow Holder shall not be required to disburse the Closing Consideration or release the documents and may, at its option, continue to hold the Closing Consideration and the documents until both the Buyer and the Company agree as to their disposition, or until a final judgment is entered by a court of competent jurisdiction directing their disposition, or the Escrow Holder may interplead the Closing Consideration and the documents in accordance with the laws of any state in which the Designated Real Property Interests are located. The Buyer shall be responsible for the payment of all costs and fees relating to the Escrow.

  3.2.   Performance Deposit. Within one (1) business day following the date upon which this Agreement is fully executed by the Buyer and the Company, the Buyer shall deliver to the Company a cash deposit (the "Performance Deposit") in the amount of One Million Seven Hundred and Seventy Thousand Dollars ($1,770,000.00), in order to secure the performance of its obligations hereunder, which Performance Deposit shall be held in escrow by the Company in an interest-bearing account reasonably acceptable to the Company and Buyer, in accordance with the terms, and conditions of this Agreement pending the Closing. The Performance Deposit (together with any interest accrued thereon) shall be retained by the Company and credited against the Purchase Price at Closing, or, in the event that this Agreement is terminated prior to the Closing, retained by the Company or returned to the Buyer in accordance with Section 10.2; provided, however, that the Company hereby reserves all of its rights with respect to the Performance Deposit and any interest accrued thereon. All interest accrued on the Performance Deposit shall be deemed income of the Company; and the Company shall be responsible for the payment of all costs and fees imposed on the Performance Deposit account.

  3.3.   Prorations. With respect to each of the Designated Real Property Interests, all expenses of the Company (other than Incremental Occupancy Costs, which shall be governed by Section 1.2.2, and taxes, which shall be governed by Section 9) related to the ownership, occupancy, operation and/or management of such Designated Real Property Interest that are attributable to the period:

  3.3.1.   Before the later of (a) June 11, 2009, and (b) the date upon which the Liquidation Agent returns such Designated Real Property Interest to the Company at the conclusion of each GOB Sale conducted at such Designated Real Property Interest (such date, with respect to each of the Designated Real Property Interests, the "Proration Date") shall be for the account of the Company; and

  3.3.1.   On and after the Proration Date shall be for the account of the Buyer;

  provided, however, that all security deposits paid by the Company with respect to any leases, subleases, licenses, occupancy agreements or tenancies (collectively, "Leases") applicable to any of the Designated Leasehold Interests prior to the applicable Proration Date shall also be for the account of the Buyer. In accordance with, and subject to, the foregoing principle, and with respect to each of the Designated Real Property Interests, all water and sewer charges, utility charges, permit fees, deposits, advance or prepaid royalties, premiums and other prepaid expenses, common area maintenance fees and rents applicable to such Designated Real Property Interest that are paid prior to the applicable Proration Date, by means of estimated payments or otherwise, and are applicable to periods both before and after the applicable Proration Date (other than those Incremental Occupancy Costs paid by the Buyer in accordance with Section 1.2.2) shall be prorated as of such date based on the number of days elapsed prior to the applicable Proration Date, versus the number of days elapsed on and after the applicable Proration Date. The Company shall provide a good faith written estimate of all such prorations to Buyer within sixty (60) days after the Closing; provided, however, that, with respect to each of the Designated Real Property Interests (on a store-by-store basis) and except as otherwise provided in Section 1.2.2 with respect to Incremental Occupancy Costs and in Section 9 with respect to taxes, the Buyer shall only be responsible for paying expenses related to the ownership, occupancy, operation and/or management of such Designated Real Property Interest that are accrued during (or otherwise attributable to) the period beginning on and after the applicable Proration Date. Following delivery of the Company's estimate of prorations, the parties shall negotiate in good faith to agree upon the proper allocation of such items in accordance with this Section 3.3. If any errors or omissions are made regarding adjustments and prorations pursuant to this Agreement, the parties shall make the appropriate corrections promptly upon the discovery thereof. If any estimates are made at the Closing regarding adjustments or prorations, the parties shall reprorate and make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto within fifteen (15) days after written request therefor. The provisions of this Section 3.3 shall survive the Closing and the delivery of the Designated Real Property Interests.

  3.4.   Adjustments. If, prior to the Closing Date, the Company fails to pay any taxes outstanding, due and owing on the Designated Real Property Interests as of the Closing Date (collectively, the "Outstanding Tax Obligations"), or to remove any tax lien attributable thereto, then at Closing the Escrow Holder shall, subject to the proration provisions of Section 9.2, pay such portion of the Closing Consideration to such tax authorities, on behalf of the Company, as is necessary to satisfy all Outstanding Tax Obligations and terminate all tax liens attributable thereto (as determined in good faith by the Escrow Holder and jointly approved in writing by the Buyer and the Company at or prior to the Closing), and the proceeds of Escrow to be otherwise distributed to the Company upon Closing shall be reduced by the amount so applied.

  Closing.

  4.1.   Closing. Subject to the terms and conditions set forth herein and in the Definitive Transfer Agreements, the consummation of the transactions contemplated hereby and thereby, including the Acquisition (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, or such other place as may be agreed upon, at 11:00 a.m., local pacific time, on June 12, 2009, or such other later date as may be agreed to by the Company and the Buyer (the "Closing Date"); provided, however, that, with respect to each Designated Real Property Interest, delivery to the Buyer of possession of, and the Buyer's right to occupy, such Designated Real Property Interest shall not become effective until such time as is specified in Section 7.3.1.

  4.2.   The Closing shall take place through the Escrow Holder (the "Closing Escrow"), which Closing Escrow shall be consistent with the terms of this Agreement. The Closing Escrow established shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by the Closing Escrow. The Buyer may elect, at its sole option and in lieu of a Closing Escrow, to effectuate the Closing by the courier delivery of Closing documents and other items to the Escrow Holder with such instructions as to disposition as may be reasonably acceptable to the Buyer and the Company.

  4.3.   For the Closing, the Buyer shall bear all of the costs and expenses relating to the transactions and transfers contemplated by this Agreement including, without limitation, (a) the cost of any title commitment or title policy which may be obtained by the Buyer, (b) the cost of any surveys of the Real Property Interests obtained by the Buyer, (c) any charges of the Escrow Holder, (d) any transfer taxes or similar taxes or charges imposed upon the assignment of the Designated Real Property Interest or any of the other conveyances contemplated under this Agreement, and (e) any costs, expenses or charges in connection with any loan or financing obtained by the Buyer, including, without limitation, the cost of any lender's policy of title insurance issued to any lender to the Buyer.

  4.4.   The Company's Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Escrow Holder, on behalf and for the benefit of the Buyer, (A) all documents required to be delivered by the Company at Closing under the Definitive Transfer Agreements, together with all other necessary instruments of assignment, conveyance and transfer of the Designated Real Property Interests and the Designated Contracts, in form and substance reasonably acceptable to the Buyer and (B) any transfer tax declarations or other filings, in form and substance reasonably acceptable to the Buyer, as may be necessary to convey good title to the Designated Real Property Interests and the Designated Contracts to the Buyer, in each case in accordance with the terms and conditions hereof and of the Definitive Transfer Agreements.

  4.5.   The Buyer's Deliveries. At the Closing, the Buyer shall deliver or cause to be delivered to the Escrow Holder, on behalf and for the benefit of the Company, (A) the Closing Consideration, (B) all documents required to be delivered by the Buyer at Closing under the Definitive Transfer Agreements, and (C) such other documents, instruments and certificates as the Company may reasonably request to transfer, assign and delegate all of the liabilities and obligations of the Company arising out of the Designated Contracts, in each case in accordance with the terms and conditions hereof and of the Definitive Transfer Agreements.

  Conditions to Closing.

  5.1.   In addition to any other conditions to the Buyer's obligation to close set forth in this Agreement, the Buyer's obligation to consummate the transactions contemplated by this Agreement, including the Acquisition, is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 5.1.6) may be waived by the Buyer in its sole discretion:

  5.1.1.   All of the Company's representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Company on and as of such date.

  5.1.2.   All documents, instruments and assurances required hereunder to be delivered by the Company to the Buyer or the Escrow Holder (as the case may be) on or prior to the Closing Date shall have been duly delivered to the Buyer or the Escrow Holder in form and substance reasonably satisfactory to Buyer.

  5.1.3.   All covenants and agreements of the Company under this Agreement required to be performed by it on or before the Closing Date shall have been duly performed and satisfied in all material respects.

  5.1.4.   The Company shall have delivered to Buyer updated "Phase I" environmental reports for the Fee Simple Interests, as and to the extent requested by the Buyer pursuant to Section 7.2.2, which shall report no materially unsatisfactory fact, circumstance, or condition in any of the Fee Simple Interests other than those (if any) already disclosed in the Phase I environmental assessments provided to the Buyer on or prior to the date hereof.

  5.1.5.   The Company or its noticing agent shall have delivered adequate notice to the Affected Parties (as defined below) that are identified by the Buyer to the Company in accordance with Section 7.4.1 of (a) the Auction, (b) the Auction results, (c) the Buyer's identity as the winning bidder for the Designated Real Property Interests, (d) the Sale Hearing to be conducted by the Bankruptcy Court and a copy of the Sale Order (as defined below), and (e) any other necessary or required disclosures under the Bankruptcy Code.

  5.1.6.   The Bankruptcy Court shall have entered an order (the "Sale Order") (i) approving the Sale, free and clear of all claims, encumbrances and interests in form and substance reasonably acceptable to Buyer, (ii) providing that all valid, enforceable and unavoidable liens otherwise affecting the Designated Real Property Interests and insurance thereon shall instead attach at Closing to the Purchase Price with the same validity, force and effect as the same had with respect to the Designated Real Property Interests, subject (a) in the case of the DIP Liens (as defined below), to the terms of the DIP Credit Agreement (as defined below), the other Loan Documents (as defined below) and the Final Order (as defined below), and (b) in the case of any other liens, to any and all defenses, claims and/or counterclaims or setoffs the Company may then possess, and (iii) containing all necessary findings under 11 U.S.C.§ 363(m).

  5.1.7.   The Sale Order shall provide for the waiver of the 10-day notice requirement of 6004(h) of the Federal Rules of Bankruptcy Procedure.

  5.2.   In addition to any other conditions to the Company's obligation to close set forth in this Agreement, the Company's obligation to consummate the transactions contemplated by this Agreement, including the Acquisition, is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 5.2.5) may be waived by the Company in its sole discretion:

  5.2.1.   All of the Buyer's representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date.

  5.2.2.   All documents, instruments and assurances required hereunder to be delivered by the Buyer to the Company or the Escrow Holder (as the case may be) on or prior to the Closing Date shall have been duly delivered to the Company or the Escrow Holder in form and substance reasonably satisfactory to Company.

  5.2.3.   All covenants and agreements of the Buyer under this Agreement required to be performed by it on or before the Closing Date shall have been duly performed and satisfied in all material respects.

  5.2.4.   The Buyer shall have deposited the Closing Consideration into Escrow in accordance with Section 3.1.2, above.

  5.2.5.   The Bankruptcy Court shall have entered the Sale Order.

  Representations and Warranties.

  6.1.   Representations and Warranties of the Company. The Company represents and warrants to the Buyer as follows:

  6.1.1.   Corporate Organization. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. Subject to any necessary authority from the Bankruptcy Court, the Company has the requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Definitive Transfer Agreements.

  6.1.2.   Authorization and Validity. The Company has the corporate power and authority necessary to enter into this Agreement and each of the Definitive Transfer Agreements and, subject to the Bankruptcy Court's entry of the Sale Order, to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Definitive Transfer Agreements have been duly authorized by all necessary corporate action by the board of directors of the Company, and no other corporate proceedings are necessary for the performance by the Company of its obligations under this Agreement and each of the Definitive Transfer Agreements or the consummation by the Company of the transactions contemplated hereby and thereby, including the Acquisition. This Agreement and each of the Definitive

  Transfer Agreements have been (or at the time of execution by the Company, shall be) duly and validly executed and delivered by the Company and, subject to the Bankruptcy Court's entry of the Sale Order and assuming due authorization, execution and delivery by the Buyer, are (or at the time of execution, shall be) valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

  6.1.3.   Leases. Other than pursuant to the Agency Agreement (as defined below) (a) as of the Closing, the Fee Simple Interests shall be delivered free and clear of all Leases, including the Leases identified on Schedule 6.1.3 attached hereto, (b) as of the Closing, the Company shall not be obligated to sell or offer for sale, and shall not have granted a right of first refusal with respect to, any portion of the Fee Simple Interests to any party other than the Buyer, (c) to the knowledge of the Company, there are no parties in adverse possession of the Real Property Interests, (d) as of the Closing, there shall be no third parties in possession of the Real Property Interests; and (e) as of the Closing, no other party shall have been granted by the Company any license, lease, or other right relating to the use or possession of the Real Property Interests beyond the Closing Date.

  6.1.4.   Tax Withholding. The Buyer is not required to withhold taxes from the payment of sale proceeds to the Company under the Internal Revenue Code of 1986 (as amended) or any applicable state, commonwealth or local tax laws.

  6.2.   Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Company as follows:

  6.2.1.   Corporate Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Buyer has the requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and to carry out its obligations under this Agreement and each of the Definitive Transfer Agreements.

  6.2.2.   Authorization and Validity. The Buyer has the corporate power and authority necessary to enter into this Agreement and each of the Definitive Transfer Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Definitive Transfer Agreements have been duly authorized by all necessary corporate action by the board of directors of the Buyer, and no other corporate proceedings are necessary for the performance by the Buyer of its obligations under this Agreement and each of the Definitive Transfer Agreements or the consummation by the Buyer of the transactions contemplated hereby and thereby, including the Acquisition. This Agreement and each of the Definitive Transfer Agreements have been (or at the time of execution by the Buyer, shall be) duly and validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Company, are (or at the time of execution, shall be) valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

  6.2.3.   Adequate Assurances Regarding Designated Contracts. The Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Designated Contracts.

  6.2.4.   Financial Capability. The Buyer currently has or at Closing will have available funds necessary to consummate the transactions contemplated hereby, including the acquisition of the Designated Real Property Interests, the assumption of all of the liabilities and obligations of the Company arising out of the Designated Contracts, the payment to the Company of the Purchase Price therefor and the payment of the Cure Amounts, and to perform its obligations under this Agreement and each of the Definitive Transfer Agreements on the terms and subject to the conditions contemplated hereby and thereby.

  Covenants of the Parties.

  7.1.   Commercially Reasonable Efforts. The Company and the Buyer shall each cooperate with one another in good faith and use all commercially reasonable efforts to (A) obtain all third party consents and approvals required to be obtained to effect the transactions contemplated by this Agreement and the Definitive Transfer Agreements, including the Acquisition, and (B) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement and the Definitive Transfer Agreements, including the Acquisition. In addition, the Buyer shall cooperate with the Company in good faith in connection with the Company's performance under that certain Agency Agreement, dated as of March 31, 2009 (the "Agency Agreement"), by and between the Company and a joint venture comprised of SB Capital Group, LLC, Tiger Capital Group, LLC, Great American Group WF, LLC and Hudson Capital Partners, LLC (such joint venture, the "Liquidation Agent"), and shall use all commercially reasonable efforts to take any action or refrain from taking any action, in each case as may be reasonably requested by the Company, necessary or advisable in order to permit the Company to comply with its obligations under the Agency Agreement.

  7.2.   Due Diligence.

  7.2.1.   From the date upon which this Agreement is fully executed and continuing until the Closing Date or earlier termination of this Agreement, the Buyer shall have the right, at its sole cost and expense and subject to the conditions set forth in Section 7.2.3 below, to inspect and review the physical condition of the Real Property Interests, including, without limitation, title, survey, any environmental, geologic, engineering and maintenance reports and appraisals of the Real Property Interests, and any other relevant information relating to the Real Property Interests, in each case to the extent in the Company's possession, which the Buyer hereby acknowledges the Company has made available for review and inspection. In addition, the Company shall deliver any electronic CAD files for the Leasehold Interests that are requested by the Buyer and that are in the Company's possession by no later than May 22, 2009, and shall make commercially reasonable efforts to provide any other architectural, structural or engineering materials that that are requested by the Buyer and that are in the Company's possession by no later than May 27, 2009.

  7.2.2.   With respect to the Fee Simple Interests, the Buyer shall have the right prior to the Closing Date to conduct, or request that the Company conduct on the Buyer's behalf (in each case at the Buyer's sole cost and expense), a "Phase I" environmental assessment of such Fee Simple Interests, or to update any "Phase I" environmental assessment provided to the Buyer by the Company prior to the date hereof, but shall not be entitled to conduct any additional or any extensive or invasive environmental testing or assessment without first obtaining the Company's prior written consent thereto (including the scope of work for such proposed testing), which consent may be withheld at the Company's sole discretion, unless the Buyer's "Phase I" environmental assessment notes a potential release of hazardous materials and/or a recognized environmental condition, in which case the Buyer shall have a right to conduct such further testing to the extent recommended in such "Phase I" environmental assessment.

  7.2.3.   The Buyer's right to conduct on-site due diligence on, at or otherwise with respect to the Real Property Interests prior to the Closing Date shall be subject to the Buyer's continuing compliance with each and all of the following conditions: (i) the Company shall permit and cause the Buyer and its agents, consultants, engineers, representatives and contractors (collectively, the Buyer's "Agents") to have reasonable access to the Real Property Interests during normal business hours upon at least twenty-four (24) hours' advance notice, provided that, if the Company desires, a representative of the Company accompanies the Buyer onto the Real Property Interests and, provided further, such notice shall detail the scope of the due diligence the Buyer intends to conduct at that time; (ii) the Buyer shall at all times strictly comply with all laws, ordinances, rules and regulations applicable to the Real Property Interests; (iii) promptly after any entry onto the Real Property Interests, the Buyer shall restore or repair, in a good and workmanlike manner, any damage thereto caused by or otherwise arising from any act or omission by the Buyer, its agents, representatives or contractors; (iv) neither the Buyer nor its Agents shall engage in any activities that would cause the Company's rights, title, interests or obligations in or relating to any Real Property Interest to be adversely affected in any way, including, without limitation, the assertion of any mechanic's liens, and the Buyer shall, without limitation, immediately remove and bond over any liens, notices and claims of liens or other matters affecting any Real Property Interest which are caused by the acts or omissions of the Buyer or its Agents, and (v) in the event this Agreement is terminated for any reason, the Buyer will deliver to the Company, at no cost to the Company, copies of all environmental or other reports relating to the Real Property Interests prepared by or on behalf of the Buyer. The Buyer hereby represents and warrants, for itself and on behalf of its Agents, that the Buyer and its Agents each carry liability insurance in an amount not less than Two Million Dollars ($2,000,000) per occurrence and not less than Five Million ($5,000,000) in the aggregate protecting the Buyer and such Agents from any loss, liability or claim arising from the Buyer's or such Agents' entry onto the Real Property Interests, and hereby covenants that it shall provide the Company with a certificate or other satisfactory proof of such insurance coverage as a condition of and prior to entering onto any Real Property Interest. The Buyer shall indemnify, defend (through counsel reasonably approved by the Company), and hold harmless the Company from and against all injury, liability or damage, whether to person or property, arising from any entry onto the Real Property Interests by the Buyer or any of its Agents, the Buyer's inspections of the Real Property Interests pursuant to this Section 7.2, or a violation of any of the provisions of this Section 7.2. This Section 7.2 shall survive the Closing and the termination of this Agreement for any reason for a period of two (2) years and shall be in addition to any other obligations or liabilities of the Buyer under this Agreement.

  7.3.   Occupancy of the Designated Real Property Interests; Condition at Closing.

  7.3.1.   Notwithstanding anything to the contrary herein or in any Definitive Transfer Agreement, the Buyer hereby acknowledges and agrees that, with respect to each Designated Real Property Interest, the Buyer shall not be entitled to occupy such Designated Real Property Interest until after (A) the Closing Date and (B) the earlier of (i) the date that is ten (10) business days following the date upon which the Liquidation Agent returns such Designated Real Property Interest to the Company at the conclusion of each "going out of business" or other liquidation sale (a "GOB Sale") conducted at such Designated Real Property Interest, or (ii) July 31, 2009; provided, however, that (x) the Buyer shall have reasonable access during this time on the terms and conditions set forth in Section 7.2 above, and (y) the Company shall give the Buyer written notice of the anticipated end of the GOB Sale conducted at each Designated Real Property Interest four (4) days prior to the end of such GOB Sale.

  7.3.2.   With respect to each Designated Real Property Interest, at the Company's sole cost and expense but subject to Section 7.2, this Section 7.3 and the terms and conditions of the Definitive Transfer Agreement applicable to such Designated Real Property Interest, the Company shall at Closing (or such later date upon which the Buyer is entitled to occupy such Designated Real Property Interest pursuant to Section 7.3.1) cause such Designated Real Property Interest to be transferred to the Buyer:

    in "broom clean" condition, as determined by the parties, who shall meet and confer to make such determination in good faith after the Liquidation Agent returns such Designated Real Property Interest to the Company at the conclusion of each GOB Sale conducted at such Designated Real Property Interest;

    with all readily moveable personal property (including, without limitation, all fixtures for the display of merchandise that are not affixed to the Designated Real Property Interest) removed; and

    except as may otherwise be identified by the Company and consented to by the Buyer in writing on or after the date hereof, with those immovable fixtures identified on Schedule 7.3.2 attached hereto (collectively, "Immovable Fixtures"), intact and with the same physical integrity as of the date of this Agreement (but subject to ordinary wear and tear incurred from the date of this Agreement through Closing or such later date upon which the Buyer is entitled to occupy such Designated Real Property Interest pursuant to Section 7.3.1).

  In order to secure the Company's obligations to deliver possession of the Designated Real Property Interests to the Buyer in accordance with this Section 7.3.2 and to timely provide the notices to the Buyer contemplated by clause (y) of Section 7.3.1 above, Escrow Holder shall withhold from the Closing Consideration delivered to the Company at Closing an amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000) (the "Damage Deposit"), which amount (or portion thereof) may, upon joint written instruction by the Company and the Buyer or an order of the Bankruptcy Court, be refunded by the Escrow Holder to the Buyer for application to (i) any out-of-pocket costs actually incurred by the Buyer as a direct result of the Company's failure to deliver possession of the Designated Real Property Interests to the Buyer in accordance with this Section 7.3.2, or (ii) any actual damages incurred by the Buyer resulting from the Company's failure to timely provide to the Buyer any of the notices contemplated by clause (y) of Section 7.3.1 above (which actual damages shall, with respect to each Designated Real Property Interest for which such notice is not timely given in accordance clause (y) of Section 7.3.1 above, be deemed to be an amount equal to the Incremental Occupancy Costs applicable to such Designated Real Property Interest that are actually incurred by the Buyer and that are attributable to the period beginning on the date that is three (3) days prior to the end of the GOB Sale conducted at such Designated Real Property Interest and ending on the date that the notice contemplated by clause (y) of Section 7.3.1 above is delivered to the Buyer); provided, however, that the aggregate amount of the Company's liability for failure to comply with this Section 7.3.2 or to timely provide the notices to the Buyer contemplated by clause (y) of Section 7.3.1 above shall in no event exceed the Damage Deposit, the refund of which pursuant shall constitute the Buyer's sole and exclusive remedy for any such failures. Any claim against the Damage Deposit shall be made by the Buyer not later than thirty (30) days following the date upon which the Company delivered possession of all Designated Real Property Interests to the Buyer, after which time any amounts then held by the Escrow Holder and attributable to the Damage Deposit shall promptly be disbursed to the Company by wire transfer of immediately available funds to such account or accounts as the Company may designate in writing to the Escrow Holder.

  7.3.3.   Notwithstanding anything to the contrary herein, and with respect to each of the Designated Real Property Interests, the Buyer shall be solely responsible for the removal of all Company signage from such Designated Real Property Interest (whether on the interior or exterior of such Designated Real Property Interest), as well as all costs and expenses related thereto (such costs and expenses, the "Signage Removal Expenses"), not later than the earlier of (i) sixty (60) days following the Closing (or such later date upon which the Buyer is entitled to occupy such Designated Real Property Interest pursuant to Section 7.3.1) and (ii) such other date as may be required under any Designated Contract applicable to such Designated Real Property Interest. As an inducement to the Buyer's entry into this Agreement, the Escrow Holder shall withhold from the Closing Consideration delivered to the Company at Closing an amount equal to Five Thousand Dollars ($5,000) per Designated Real Property Interest and Eighty-Five Thousand Dollars ($85,000) in the aggregate (the "Signage Removal Deposit"), which amount (or portion thereof) shall, upon joint written instruction by the Company and the Buyer or an order of the Bankruptcy Court, be refunded by the Escrow Holder to the Buyer for application to any reasonable out-of-pocket Signage Removal Expenses actually incurred by the Buyer in connection with the removal of all Company signage from the Designated Real Property Interests in accordance with this Section 7.3.3. Any claim against the Signage Removal Deposit under this Section 7.3.3 shall be made by the Buyer not later than ninety (90) days following the date upon which the Company delivered possession of all Designated Real Property Interests to the Buyer, after which time any amounts then held by the Escrow Holder and attributable to the Signage Deposit shall promptly be disbursed to the Company by wire transfer of immediately available funds to such account or accounts as the Company may designate in writing to the Escrow Holder.

  7.4.   Notice to Affected Parties; Necessary Consents.

  7.4.1.   The Buyer shall identify to the Company in writing those persons, parties or entities (the "Affected Parties") that, pursuant to any Designated Contracts, any underlying ground lease or any mortgage, deed of trust or other financing instrument (including, without limitation, any ground lessors, lenders, and parties under any REA documents), have an approval, review, consent or other right or option relating to (i) the assignment of the Designated Contracts, (ii) the intended use and operation of each Designated Real Property Interest by the Buyer including, without limitation, any dark period during the design, permitting and construction of the Buyer's alterations, and (iii) any remodeling, alterations, additions or improvements required by the Buyer to convert the stores into the Buyer's intended use including, without limitation, the Buyer's exterior or mall entrance entry feature and the Buyer's building signage (collectively, the "Alterations"), and which, in each case, the Buyer desires to receive the Company's notice contemplated by Section 5.1.5. The Buyer hereby covenants and agrees to identify such Affected Parties by written notice to the Company by no later than the date that is fourteen (14) days in advance of the Sale Hearing so as to permit the Company to satisfy the condition set forth in Section 5.1.5.

  7.4.2.   The Company shall make all commercially reasonable efforts to obtain, and the Buyer shall cooperate in good faith with the Company in obtaining, (a) all required consents from counterparties to the Designated Contracts, including any REA agreements associated with the Designated Real Property Interests, to the assumption by the Company and assignment to the Buyer of the same, or (b) an order of the Bankruptcy Court to the effect that such consents shall not be required for the assumption by the Company and assignment to the Buyer of the Designated Contracts.

  Other Agreements.

  8.1.   Stalking Horse Protections.

  8.1.1.   The Company has selected the Buyer to serve, and the Buyer has consented to its selection and service, subject to the conditions set forth in Section 5 above, as a "Stalking Horse Bidder," whereby this Agreement shall serve as a base by which other offers for one or more potential Alternative Transactions (as defined below) may be measured and is subject to competing offers for one or more Alternative Transactions, whether submitted before, during or after the Auction. Notwithstanding anything herein or in the Definitive Transfer Agreements to the contrary, the Company may at any time prior to the entry of the Sale Order furnish information concerning the Real Property Interests to any person in connection with a potential Alternative Transaction and negotiate, enter into and consummate an Alternative Transaction. The Company may also identify and enter into agreements respecting a "back-up" bid relating to one or more Alternative Transactions, to become effective in the event the Buyer fails to perform in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Buyer's bid reflected in this Agreement shall be treated as a package bid and should the Company consummate any Alternative Transaction without the Buyer's consent, this Agreement shall be considered terminated and the Buyer shall be entitled to the Break-Up Fee to the extent set forth herein.

  8.1.2.   As consideration for and as a material inducement to the Buyer conducting its due diligence and entering into this Agreement, provided that the Buyer is not in default under this Agreement, the Buyer shall be entitled to receive (A) the Break-Up Fee (as defined in Section 10.2.4) and (B) the return of the Performance Deposit (together with any interest accrued thereon) in the event this Agreement is terminated pursuant to Section 10.1.5. In connection therewith, at a hearing to be scheduled before the Bankruptcy Court as soon as reasonably practicable after the date upon which this Agreement is fully executed by the Company and the Buyer, the Company shall use its commercially reasonable efforts to obtain an order from the Bankruptcy Court approving this Agreement (including the Break-Up Fee on the terms and conditions set forth in Section 10.2.4). In addition, the Break-Up Fee shall have been approved by the Bankruptcy Court on the terms and conditions set forth in Section 10.2.4 prior to the date of the Auction.

  8.2.   Bankruptcy Court Approval. To the extent it has not already done so, and subject to Section 8.1, no later than three (3) business days following the conclusion of the Auction, the Company shall file with the Bankruptcy Court one or more motions which, collectively, seek the entry of the Sale Order. The Company and the Buyer shall use commercially reasonable efforts to cooperate, assist and consult with each other to secure the entry of the Sale Order on or before June 11, 2009, and to consummate the transactions contemplated by this Agreement, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Buyer under this Agreement. In the event that any orders of the Bankruptcy Court relating to this Agreement shall be appealed by any person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), the Company and the Buyer will cooperate in taking such steps to diligently defend against such appeal, petition or motion and the Company and the Buyer shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

  Taxes.

  9.1.   Taxes Related to the Purchase of the Designated Real Property Interests. Except to the extent otherwise provided for in the Definitive Transfer Agreements, all recording and filing fees and all foreign, federal, state and local sales, transfer, excise, value-added or other similar taxes, including, without limitation, all state and local taxes in connection with the transfer of the Designated Real Property Interests, but excluding all income taxes and other fees based upon gain realized by the Company as a result of the sale of the Designated Real Property Interests (collectively, "Transaction Taxes"), that may be imposed by reason of the sale, transfer and assignment of Designated Real Property Interests, and which are not exempt under Section 1146(c) of the Bankruptcy Code, shall be paid by the Buyer. The Buyer and the Company agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement and the Definitive Transfer Agreements, and the Company agrees to assist the Buyer reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

  9.2.   Proration of Taxes. Real and personal property taxes, ad valorem taxes, and franchise fees or taxes that are imposed on a periodic basis (as opposed to a net income basis) (collectively, "Periodic Taxes") shall be prorated between the Company and the Buyer for any taxable periods beginning prior to and ending on or after June 11, 2009 (such taxable periods, "Straddle Periods"). Periodic Taxes attributable to Straddle Periods shall be prorated between the Buyer and the Company based on the relative periods that the Designated Real Property Interests subject to such Periodic Taxes were owned by the Company or the Buyer during the fiscal period of the taxing jurisdiction for which such taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). The amount of all such prorations shall be settled and paid on the Closing Date; provided, however, that final payments with respect to prorations that are not able to be calculated on the Closing Date shall be calculated and paid as soon as practicable thereafter.

  9.3.   Cooperation on Tax Matters.

  9.3.1.   The Buyer and the Company agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Designated Real Property Interests as is reasonably necessary for the preparation and filing of any tax return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

  9.3.2.   The Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and tax records and information (A) relating to the Designated Real Property Interests that are in existence on the Closing Date and transferred to the Buyer hereunder, and (B) coming into existence after the Closing Date that relate to the Designated Real Property Interests before the Closing Date, for a period of at least three (3) years from the Closing Date, and will give the Company notice and an opportunity to retain any such records in the event that the Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, the Buyer agrees that it will provide access to the Company and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to the books, records, documents and other information relating to the Designated Real Property Interests as the Company may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such tax return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (y) administer or complete any cases under Chapter 11 of the Bankruptcy Code of the Company. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Designated Real Property Interests.

  9.4.   Allocation of Purchase Price and Purchase Price Allocation Forms. The Buyer and the Company agree to allocate the Purchase Price among the Designated Real Property Interests pursuant to a tax allocation that is reasonably acceptable to the Buyer and the Company and which is to be delivered by Buyer to the Company no later than August 30, 2009. The Buyer and the Company agree that: (A) neither party shall take a position on any tax return, before any governmental body or in any judicial proceeding that is inconsistent with the Allocation without the written consent of the other party or unless specifically required pursuant to a legally-binding determination by an applicable governmental body, (B) the parties shall cooperate with each other in connection with the preparation, execution and timely filing of all tax returns related to the Allocation, and (C) the parties shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to the Allocation.

  Termination.

  10.1.   Conditions of Termination. At any time before the Closing, this Agreement may be terminated:

  10.1.1.   By mutual written consent of the Company and the Buyer;

  10.1.2.   By either the Company or the Buyer, by written notice to the other party, on the last business day prior to the date of the Auction, if an order from the Bankruptcy Court approving the Break-Up Fee has not then been obtained pursuant to Section 8.1; provided, however, that a party shall not have the right to terminate this Agreement under this Section 10.1.2 if such party is then in material breach of this Agreement;

  10.1.3.   By the Company, by written notice to the Buyer,

    if the Company has previously provided the Buyer with written notice of (i) the Buyer's material breach of any of its representations or warranties contained in Section 6.2 or in any of the Definitive Transfer Agreements, or (ii) the Buyer's failure to perform any material covenant of the Buyer contained in this Agreement or any of the Definitive Transfer Agreements, and the Buyer has failed within five (5) business days after such notice to remedy such breach or perform such covenant; or

    after the date that is ten (10) business days following the date of the Sale Hearing (the "Approval Termination Date"), if the Sale Order has not been obtained by such date;

  provided, however, that the Company shall not have the right to terminate this Agreement under this Section 10.1.3 if the Company is then in material breach of this Agreement;

  10.1.4.   By the Buyer, by written notice to the Company,

    on or before the date that is three (3) business days prior to the Auction, on the basis of (i) a materially unsatisfactory fact, circumstance, or condition in any of the Fee Simple Interests that is discovered during the Buyer's due diligence investigation pursuant to Section 7.2, (ii) any update to the Buyer's "Phase I" environmental assessments reporting a materially unsatisfactory fact, circumstance, or condition in any of the Fee Simple Interests not already disclosed in the Phase I environmental assessments provided to Buyer previously pursuant to Sections 5.1.4 and 7.2.2 hereof, or (iii) the Company's election not to or inability to cure a Title Objection as provided in Section 1.1.2;

    if the Buyer has previously provided the Company with written notice of (i) the Company's material breach of any of its representations or warranties contained in Section 6.1 or in any of the Definitive Transfer Agreements, or (ii) the Company's failure to perform any material covenant of the Company contained in this Agreement or any of the Definitive Transfer Agreements, and the Company has failed within five (5) business days after such notice to remedy such breach or perform such covenant; or

    after the Approval Termination Date if the Sale Order has not been obtained by such date;

  provided, however, that the Buyer shall not have the right to terminate this Agreement under this Section 10.1.4 if the Buyer is then in material breach of this Agreement; or

  10.1.5.   Automatically, upon the consummation by the Company of any alternative transaction, or series of alternative transactions, with one or more third party purchasers involving the sale and/or assignment of any one or more of the Real Property Interests to such third party purchaser(s) (an "Alternative Transaction") without the Buyer's consent to such Alternative Transaction; provided, however, that notwithstanding the foregoing, the Company's consummation of the sale and/or assignment to any third party purchaser of any Leasehold Interest (and any corresponding Contracts) that is not included among the Designated Leasehold Interests identified in the Buyer's Leasehold Designation Notice shall not constitute an Alternative Transaction, shall not automatically terminate this Agreement, and shall not trigger the payment of the Break-Up Fee.

  10.2.   Effect of Termination; Remedies.

  10.2.1.   In the event of termination pursuant to Section 10.1, this Agreement and each of the Definitive Transfer Agreements (if such have been executed prior to such termination) shall become null and void and have no effect (other than Section 7.2, Section 10 and Section 12 of this Agreement, which shall survive termination), with no liability on the part of the Company or the Buyer, or their respective affiliates, with respect to this Agreement or any of the Definitive Transfer Agreements, except for (A) the obligations of the Buyer under Section 7.2, (B) the liability of a party for its own expenses pursuant to Section 12.4, and (C) any liability provided for in Sections 10.2.2 through Section 10.2.4, inclusive.

  10.2.2.   If this Agreement is terminated pursuant to Sections 10.1.1, 10.1.2, Sections 10.1.3(b), or 10.1.4, then the Performance Deposit, together with any interest accrued thereon, shall be returned to the Buyer.

  10.2.3.   If this Agreement is terminated pursuant to Sections 10.1.3(a), then the Company (A) shall be paid the Performance Deposit, together with any interest accrued thereon, and (B) shall in addition have the right to pursue actual damages, if any, above the Performance Deposit, resulting from such termination.

  10.2.4.   If this Agreement is terminated pursuant to Section 10.1.5, provided that the Buyer is not then in default under this Agreement, then the Buyer shall be entitled, as its sole and exclusive remedy, to (A) a break-up fee in cash equal to Three Hundred Fifty-four Thousand Dollars ($354,000.00) (the "Break-Up Fee"), payable to the Buyer exclusively out of the proceeds of the Alternative Transaction(s) giving rise to such termination, and (B) return of the Performance Deposit, together with any interest accrued thereon, in each case due and payable to the Buyer on the first business day following the date upon which the Company consummates the Alternative Transaction(s) giving rise to such termination.

  Certain Covenants of the Company.

  11.1.   At all times between the date of execution of this Agreement and the earlier of the Closing or the delivery of any of the Designated Real Property Interests in "broom clean" condition pursuant to Section 7.3.2, the Company shall keep, pay and perform (or cause to be kept, paid or performed) all of the obligations to be kept, paid and performed by the Company under the Contracts and the other property documents relating to the Real Property Interests, including, without limitation, any REA documents (the "Other Property Documents"), except to the extent (a) otherwise expressly authorized by the terms of this Agreement and the Bid Procedures, (b) required pursuant to the terms of the Agency Agreement, or (c) the Company is otherwise relieved of satisfying such obligations under the Bankruptcy Code.

  11.2.   Except as otherwise expressly authorized by the terms of this Agreement and the Bid Procedures (including, without limitation, the pursuit, negotiation, entry into and/or consummation of any one or more Alternative Transactions in accordance with Section 8.1.1), or as required pursuant to the terms of the Agency Agreement or an order of the Bankruptcy Court, at all times between the date of execution of this Agreement and the Closing, the Company shall not do or agree to any of the following without first obtaining the Buyer's prior written consent, which consent may be withheld in the Buyer's sole and absolute discretion: (i) terminate, amend, modify or assign any Designated Contract relating to the Designated Real Property Interests (including, without limitation, the Other Property Documents) subsequent to the Closing Date; or (ii) sell, lease, encumber or grant any interest in the Designated Real Property Interests or any part thereof in any form or manner whatsoever, or otherwise agree to or enter into any agreement affecting the Designated Real Property Interests which will materially diminish or otherwise materially and adversely affect the Buyer's interest in or to the Designated Real Property Interests subsequent to the Closing Date or which will otherwise materially and adversely affect the Designated Real Property Interests after the Closing (including, without limitation, any material use restrictions that would be binding upon the Buyer or the Designated Real Property Interests after the Closing).

  Miscellaneous.

  12.1.   Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may, upon written notice to the Company, assign its rights and obligations under this Agreement to one or more wholly-owned subsidiaries; and, provided, further, that the Company may, upon written notice to the Buyer, assign its rights and obligations under this Agreement to any trustee appointed by the Bankruptcy Court. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

  12.2.   Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof) except that the transfer of the Real Property Interests shall be governed by the Laws of the State of California, and except to the extent that the laws of such States are superseded by the Bankruptcy Code. For so long as the Company is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After the Company is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the State of Delaware.

  12.3.   WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE DEFINITIVE TRANSFER AGREEMENTS AND ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

  12.4   Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. The Buyer shall pay the cost of all surveys, title insurance policies and title reports ordered by the Buyer.

  12.5.   Broker's and Finder's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement other than, in the case of the Company, DJM Asset Management, LLC, whose fees and expenses shall, as between the parties hereto, be the responsibility of the Company, and, insofar as such party knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of the transactions contemplated hereby.

  12.6.   Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

  12.7.   Notices

  12.7.1.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (A) on the date of service, if served personally on the party to whom notice is to be given; (B) on the date of delivery or refusal, as confirmed by Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (C) on the date of delivery or refusal as evidenced by return receipt, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

  If to the Company:

  Gottschalks Inc.
  7 River Park Place East
  Fresno, California 93729
  Attention: James R. Famalette
  Chairman and Chief Executive Officer
  Facsimile: (559) 434-4666

  With a copy to (which copy alone shall not constitute notice):

  O'Melveny & Myers LLP
  400 South Hope Street
  Los Angeles, California 90071
  Attention: C. James Levin, Esq., and Stephen H. Warren, Esq.
  Facsimile: (213) 430-6407

  With a copy to the Counsel to the Official Committee of Unsecured Creditors of the Company (which copy alone shall not constitute notice):

  Cooley Godward Kronish LLP

  1114 Avenue of the Americas
  New York, NY 10036
  Attention: Lawrence C. Gottlieb, Esq., and Michael Klein, Esq.
  Facsimile: (212) 479-6275

  If to the Buyer:

  Forever 21 Retail, Inc.

  2001 S. Alameda Street
  Los Angeles, California 90058
  Attention: Lawrence H. Meyer
  Executive Vice President
  Facsimile: (213) 741-8860

  With a copy to (which copy alone shall not constitute notice):

  Latham & Watkins LLP
  355 South Grand Avenue
  Los Angeles CA 90071
  Attention: Peter M. Gilhuly, Esq.
  Facsimile: (213) 891-8763

  With a copy to (which copy alone shall not constitute notice):

  Alyssa Schaffer, Lease Administrator
  25613 Gale Drive
  Stevenson Ranch, CA 91381
  Facsimile: (661) 260-1594
  Email: alyssa@ansleasing.com

  12.7.2.   Any party may change its address for the purpose of this Section 12.7 by giving the other party written notice of its new address in the manner set forth above.

  12.8.   Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance; provided, however, that the amendment or waiver of Section 12.12 shall also require the written consent of GECC. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

  12.9.   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

  12.10.   Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

  12.11.   Entire Agreement. This Agreement, the Definitive Transfer Agreements, and the Bid Procedures contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All exhibits or schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

  12.12   Security Interest. Notwithstanding anything to the contrary contained herein, the Company and the Buyer hereby acknowledge and agree that the security interests and liens in favor of GECC, in its capacity as agent for the lenders (the "Lenders") party to that certain Senior Secured, Super-Priority, Debtor-in- Possession Credit Agreement, dated as of January 16, 2009 (as amended or otherwise modified from time to time, the "DIP Credit Agreement"), by and among the Company, the Lenders, GECC (in its capacity as a Lender and as agent for the Lenders), and The CIT Group/Business Credit, Inc. (in its capacity as syndication agent), that are outstanding as of the Closing Date under the DIP Credit Agreement, the other Loan Documents (as defined in the DIP Credit Agreement) and the Final Order (as defined in the DIP Credit Agreement) (collectively, the "DIP Liens") shall attach (and be perfected) at Closing to the Purchase Price with the same validity, force and effect as the same had with respect to the Designated Real Property Interests, subject to the terms of the DIP Credit Agreement, the other Loan Documents and the Final Order. Notwithstanding anything to the contrary herein, GECC is a third-party beneficiary of the agreements set forth in this Section 12.12 and may enforce this Agreement directly.

  12.13.   Parties in Interest. Except as otherwise expressly provided in this Agreement, nothing herein is intended to or shall confer any rights or remedies under or by reason of this Agreement on any persons other than the Company and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third persons to the Company or the Buyer. This Agreement is not intended to nor shall it give any third persons any right of subrogation or action over or against the Company or the Buyer.

  12.14.   Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

  12.15.   Counterparts and Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. The facsimile transmission of any original signed counterpart of this Agreement, and the retransmission of any signed facsimile transmission, shall be treated for all purposes as the delivery of an original signed counterpart.

[Signature Page Follows]

Please confirm your acceptance of the foregoing by signing the enclosed copy of this Agreement in the space provided below and returning the copy to the undersigned. We look forward to speaking with you about this Agreement.

Very truly yours,

FOREVER 21 RETAIL, INC.

By: /s/ Do Won Chang
Name: Do Won Chang
Title: Chief Executive Officer

ACCEPTED AND AGREED
AS OF MAY 20, 2009:

GOTTSCHALKS INC.

By: /s/ James R. Famalette
Name: James R. Famalette
Title: Chairman and Chief Executive Officer

Copies to:

Mark D. Collins, Richards, Layton & Finger, P.A.
Greg Ambro, Gottschalks Inc.
Michael Jerbich, DJM Asset Management, LLC
Peter M. Gilhuly, Heather L. Fowler, Latham & Watkins LLP
Lawrence Gottlieb, Michael Klein, Cooley Godward Kronish LLP
Robert A.J. Barry, Sandra J. Vrejan, Bingham McCutchen LLP

S-1

EXHIBIT A: Fee Simple Interests

San Luis Obispo Promenade Property, 313 Madonna Road, San Luis Obispo, California 93405.
Yuba Sutter Mall Property, 905 Colusa Avenue, Yuba City, California 95991.
Hanford Mall Property, 1673 West Lacey Blvd, Hanford, California 93230.

A-1

EXHIBIT B: Leasehold Interests

Leases and all amendments thereto at the following locations:

Store No.	Property/Lease Description
03	Visalia, Shopping Center, 2211 S. Mooney Blvd, Visalia, California 93277.
04	Santa Maria, Shopping Center, 100 Town Center East, Santa Maria, California 93454.
05	Fashion Fair, Fresno, Shopping Center, 755 E. Shaw Avenue, Fresno, California 93710.
07	Chico, Shopping Center, 1962 East 20th Street, Chico, California 95928.
09	Sacramento, Country Club Plaza, Shopping Center, 2300 Watt Avenue, Sacramento, California 95825.
10	Bakersfield Valley Plaza, Shopping Center, 2801 Ming Avenue, Bakersfield, California 93304.
16	Modesto Vintage Fair, Shopping Center, 3401 Dale Road, Suite 200, Modesto, California 95356.
20	San Luis Obispo, Shopping Center, 313 Madonna Road, San Luis Obispo, California 93405.
39	Davis, Shopping Center, 875 Russell Blvd, #2, Davis, California 65616.
42	Riverside, Shopping Center, 3635 Riverside Plaza, Riverside, California 92506.
45	Hemet, Shopping Center, 2200 W. Florida Ave, Hemet, California 92545.
66	Yakima, Shopping Center, 2533 Main Street, Union Gap, Washington 98903.
72	Dimond, Shopping Center, 800 E. Dimond Blvd, #1, Anchorage, AK 99515.
89	Riverpark, Shopping Center, 7890 N. Blackstone, Fresno, California 93720.

B-1

EXHIBIT C: Contracts

Contracts Relating to Fee Simple Interests
Store No.	Store Name	Agreement
14	Yuba City

Construction, Operation and Reciprocal Easement Agreement, The Mall at Yuba City, dated February 5, 1989, by and between Yuba Plaza Associates, Ltd., J.C. Penney, Inc., Sears, Roebuck and Co. and Gottschalks, Inc.

Amendment No. 1 to Construction, Operation and Reciprocal Easement Agreement, The Mall at Yuba City, entered into December 6, 2002, by and between Yuba Plaza Associates, Ltd., J.C. Penney, Inc., Sears, Roebuck and Co. and Gottschalks, Inc.

Amendment No. 2 to Construction, Operation and Reciprocal Easement Agreement, Yuba Sutter Mall - Yuba City, California (Formerly "The Mall at Yuba City"), entered into March 27, 2009, by and between Steadfast Yuba City I, LLC and Steadfast Yuba City II, LLC, J.C. Penney, Inc., Sears, Roebuck and Co. and Gottschalks, Inc.

20	San Luis Obispo

Amended and Restated Construction, Operation and Reciprocal Easement Agreement, entered in as of July 30, 1999, by and among MBK Southern California, Ltd. (Successor in interest to MONY Life Insurance Company [formerly known as The Mutual Life Insurance Company of New York], Gottschalk's, Inc. and Nesbitt Partners San Luis Obispo Venture Ltd.

29	Hanford

Construction, Operation and Reciprocal Easement Agreement, Hanford Mall, entered into January 30, 1992, by and between Hanford Mall Associates, Gottschalks, Inc. and Mervyn's (Hanford Mall Associates, assigned its interest to Hanford Mall Partners, L.P., pursuant to an Assignment of Operating Agreements, made as of January 27, 1998).

Amendment No. 1 to Construction, Operation and Reciprocal Easement Agreement, Hanford Mall entered into December 30, 1992, by and between Hanford Mall Associates, Gottschalks, Inc., Mervyn's.

Amended and Restated Construction, Operation and Reciprocal Easement Agreement, Hanford Mall, entered into July 30, 1999, by and between Hanford Mall Partners, L.P., Gottschalks, Inc., Mervyn's, and Sears, Roebuck and Co.

Separate Agreement, entered into 1992, by and between Gottschalks, Inc. and Hanford Mall Associates, L.P. (Hanford Mall Associates, L.P. assigned its interest to Hanford Mall Partners, L.P., pursuant to an Assignment of Operating Agreements, made as of January 27, 1998).

Contracts Relating to Leasehold Interests
Store No.	Store Name	Agreement
05	Fashion Fair

Second Amendment to and Restatement of Construction, Operation and Reciprocal Easement Agreements (Fresno Fashion Fair), dated July 1, 1982, among Triple "F" Investments, The MacDonald Group, Ltd, Carter Hawley

C-1

Hale Stores, Inc., J.C. Penney Company, Inc., and R.H. Macy & Co., Inc., as amended.

Letter Agreement (re: Improvement Rent), dated May 15, 1998, between Macerich Fresno Limited Partnership, successor in interest to MCA Fresno Associates, L.P., and Gottschalks, Inc.

07	Chico

Construction, Operation and Reciprocal Easement Agreement and Second Amendment to and Restatement of Declaration of Easements (Chico Mall), dated September 30, 1992, by and between Chico Mall Associates and J.C. Penney Properties, Inc.

09	Sacramento

Reciprocal Grant of Easements and Declaration of Establishment of Restrictions and Covenants Affecting Land known as Country Club Plaza, dated December 31, 1968, by and among E. Phillip Lyon and Lillian Lyon, his wife, and Sheldon M. Gordon and Jane W. Gordon, his wife, as tenants in common, New York Life Insurance Company and Broadway-Hale Stores, Inc., Security Pacific National Bank, as Trustee for Continental Assurance Company, Beneficiary, W. Kevin Casey and James F. Thacher, joint tenants, as Trustee for New England Mutual Life Insurance Company, Beneficiary under two deeds of trust, Western Title Insurance Company, as Trustee for The Franklin Life Insurance Company, Beneficiary, as Trustee for Earl Cohen, Ida R. Cohen, his wife, James J. Cordano, June Cordano, his wife, Norman L. Iverson and Marie K. Iverson, his wife, Sol Mindlin and Doris Mindlin, his wife, Herbert L. Wallerstein, Jr., and Norma C. Wallerstein, his wife, Martin H. Webster and Miriam G. Webster, his wife, Beneficiaries, J.C. Penney Company, Inc., Michael J. King and Gertrude Lucille King , his wife, and Burrell I. Lusk and Maybelle G. Lusk, his wife, as amended.

10	Bakersfield Valley Plaza

Third Amendment to and Restatement of Declaration of Restrictions and Covenants Affecting Land and Construction and Operating Agreement, dated as of May 13, 1987, among Valza Corp, Carter Hawley Hale Stores, Inc., J. C. Penney Properties, Inc., Sears, Roebuck and Co., and The May Department Stores Company.

16	Modesto Vintage Fair

First Amendment to and Restatement of Construction, Operation and Reciprocal Easement Agreement (Modesto, California) (Vintage Faire Associates), dated as of March 1, 1977, among Sears Roebuck and Co., J.C. Penney Company, Inc., R.H. Macy & Co., Inc. and Carter Hawley Hale Stores, Inc.

20	San Luis Obispo

Amended and Restated Construction, Operation and Reciprocal Easement Agreement, entered in as of July 30, 1999, by and among MBK Southern California, Ltd. (successor in interest to MONY Life Insurance Company [formerly known as The Mutual Life Insurance Company of New York], Gottschalk's, Inc. and Nesbitt Partners San Luis Obispo Venture Ltd.

72	Dimond	Agreement for Covenants, Conditions and Restrictions, dated April 6, 1990, by and between Joe C. Ashlock and Patty Ashlock, husband and wife, and Dimond Center, Ltd.

C-2

EXHIBIT D: Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT
(California Property)

This Purchase and Sale Agreement (the "Agreement") is entered into by and between Gottschalks Inc., a Delaware corporation ("Seller"), and Forever 21 Retail, Inc., a California corporation ("Buyer"), as of ____________, 2009 ("Effective Date"). This Agreement is entered into pursuant to that certain Asset Purchase Agreement, dated as of May __, 2009 (the "APA"), by and between Seller and Buyer.

RECITALS

WHEREAS, Seller owns certain real property commonly known as ________________ (the "Land"), which is improved with one or more buildings, structures, "Immoveable Fixtures" (as defined in the APA) and/or other improvements affixed to or located on the Land (the "Improvements"; the Land and the Improvements are referred to as the "Property"), all as more particularly described herein;

WHEREAS, pursuant to the APA, Seller has (among other matters) agreed to sell to Buyer, and Buyer has (among other matters) agreed to purchase from Seller, all of Seller's interests in the Property; and

WHEREAS, on or before the date hereof, Buyer has opened an escrow ("Escrow") with Chicago Title Insurance Company, 700 South Flower Street, Suite 800, Los Angeles, California 90017 ("Escrow Holder"), through which Escrow the purchase and sale of the Property shall be consummated at Closing (as defined below) in accordance with the terms and subject to the conditions set forth herein and in the APA;

NOW, THEREFORE, for and in good consideration, the sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

AGREEMENT OF SALE

1.1   Seller agrees to sell and Buyer agrees to purchase all of Seller's right, title and interests in and to the Property described herein, including all Appurtenances (defined below) thereon, under the terms and conditions set forth in this Agreement and in the APA.

1.2   The legal description of the Land is attached hereto as Exhibit "A".

1.3   The term "Property" also includes:

1.3.1   all of Seller's privileges, rights and easements appurtenant to the Land, including without limitation all minerals, oil, gas, and other hydrocarbon substances on and under the Land; all development rights, air rights, water, water rights, and water stock relating to the Land; all right, title, and interest of Seller in and to any streets, alleys, passages, water and sewer taps, sanitary or storm drain capacity or reservations and rights under utility agreements, and other easements and other rights-of-way included in, adjacent to or used in connection with the beneficial use and enjoyment of the Land (collectively, the "Appurtenances");

1.3.2   all Immoveable Fixtures; and

1.3.3   subject to Buyer's obligation to pay any Cure Amounts applicable thereto in accordance with Section 1.3.1 of the APA, all intangible rights, entitlements and contract rights (including, but not limited to, any reciprocal easement agreements associated with the Property), if any, owned by Seller and related to the Land and/or the Improvements (excluding all signage rights, contracts related to advertising, rights to display or operate commercial advertising on the Land or the Improvements and other similar rights) (collectively, the "Rights"), but only to the extent such Rights are assignable and not otherwise rejected in connection with Seller's bankruptcy proceedings.

ARTICLE 2

TITLE MATTERS

2.1   At the Closing (as defined below), Seller agrees to convey or cause to be conveyed to Buyer, and Buyer agrees to accept, title to the Land and Improvements in such form as is provided for in the APA and that Chicago Title Company (the "Title Company") is willing to insure. In connection therewith, and in accordance with Section 1.1.2 of the APA, Buyer has obtained and delivered to Seller prior to the Effective Date a commitment for title insurance from the Title Company, attached hereto as Exhibit "B" (the "Title Commitment"), which Buyer and Seller hereby agree and acknowledge to be in a form satisfactory to both parties.

2.2   In addition to Section 2.1 above, Buyer and Seller hereby agree and acknowledge that the Property is to be transferred at the Closing free and clear of all liens (including, without limitation, monetary liens representing monies owed), claims, encumbrances and security interests except for the "Permitted Exceptions" (as defined in the APA) thereto, in accordance with Section 1.1.1 of the APA.

ARTICLE 3

CLOSING DATE

Subject to the terms and conditions set forth herein and in the APA, the closing and the conveyance of title under this Agreement (the "Closing") shall take place on such date (the "Closing Date") and at such time and location as is permitted under the APA.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1   Buyer hereby represents and warrants to Seller that it is a sophisticated real property buyer, that the principals of Buyer are experienced in the ownership, operation and management of retail-oriented non-residential real property and are aware of the economic, market and political risks inherent in the ownership, operation and management of the Property, and that Buyer does not rely on any representation of Seller (except as set forth in this Article 4 or Section 6 of the APA) but has instead conducted a thorough independent due diligence inquiry of all material factors affecting the value and potential of the property.

4.2   Seller hereby represents and covenants that from and after the Effective Date through the Closing Date, Seller will maintain or cause to be maintained in full force and effect comprehensive general liability casualty and other insurance on the Property in commercially reasonable amounts.

4.3   Seller hereby covenants to deliver the Property to Buyer in accordance with Section 7.3.2 of the APA.

4.4   Notwithstanding anything contained in this Agreement to the contrary, except for any representations and warranties expressly made by Seller in this Agreement or in the APA, it is understood and agreed that neither Seller nor any of its respective agents, employees or contractors has made and is not now making, and Buyer has not relied upon and will not rely upon (directly or indirectly), any warranties or representations of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including warranties or representations as to (a) matters of title, (b) environmental matters relating to the Property or any portion thereof, (c) geological conditions, including subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes, (d) whether, and to the extent to which, the Property or any portion thereof is affected by any stream (surface or under ground), body of water, flood prone are, floodplain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) zoning to which the Property or any portion thereof may be subject, (h) the availability of any utilities to the property or any portion thereof including water, sewage, gas and electric, (i) usages of adjoining property; (j) access to the Property or any portion thereof, (k) any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (l) the presence of hazardous substances in or on, under or in the vicinity of the Property, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, (o) any other matter affecting the stability or integrity of the Property, (p) the potential for development of the Property, (q) the existence of vested land use, zoning or building entitlements affecting the Property, (r) the merchantability of the Property or fitness or the Property for any particular purpose (Buyer affirming the Buyer has not relied on the skill or judgment of Seller or any of its respective agents, employees or contractors to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular purpose), or (s) tax consequences (including the amount, use or provisions relating to any tax credits). Buyer further acknowledges that any information of any type which Buyer has received or may receive from Seller or any of its respective agents, employees or contractors, including any environmental reports and surveys, is furnished on the express condition that Buyer shall not rely thereon, but shall make an independent verification of the accuracy of such information, all such information being furnished without any representation or warranty whatsoever.

4.5   The representations set forth in this Article 4 shall survive Closing and delivery of the Deed (as defined below) for a period of thirty (30) days. Following such thirty (30) day period, neither party shall bring a claim against the other party for any violation or misrepresentation of any representation or warranty in this Article 4.

ARTICLE 5

CLOSING

5.1   Buyer and Seller shall promptly on the Escrow Holder's request execute such additional escrow instructions as are reasonably required to consummate the transactions contemplated by this Agreement and are not inconsistent with this Agreement.

5.2   At the Closing, Seller shall deliver or cause to be delivered to the Escrow Holder the following:

5.2.1   The duly executed and acknowledged deed, in the form attached hereto as Exhibit "C" (the "Deed"), conveying the portions of the Property which constitute real property under California law to Buyer subject only to the Permitted Exceptions;

5.2.2   A duly executed and acknowledged instrument in the form attached hereto as Exhibit "D" ("Bill of Sale") conveying the Immoveable Fixtures and any other portions of the Property (other than the Rights) which do not constitute real property under California law to Buyer;

5.2.3   A duly executed assignment and assumption agreement (the "Assignment of Contracts and Intangibles") in the form attached hereto as Exhibit "E" conveying the Rights under California law to Buyer;

5.2.4   Certificates required by 1445 of the Internal Revenue Code of 1986 in the form attached hereto as Exhibit "F", and the California Revenue and Taxation Code 18815 in a form reasonably agreed to by the parties, each executed by Seller (collectively "Nonforeign Certifications"), to relieve Buyer of any potential transferee's withholding liability under such statutes;

5.2.5   Such affidavits as may be customarily and reasonably required by the Title Company;

5.2.6   An executed closing statement reasonably acceptable to Seller; and

5.2.7   Such additional documents, including written Escrow instructions consistent with this Agreement, as may be necessary or desirable to convey the Property in accordance with this Agreement.

5.3   At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Holder the following:

5.3.1   Such proof of Buyer's authority and authorization to enter into and perform under this Agreement, and such proof of power and authority of the individuals executing or delivering any instruments, documents, or certificates on behalf of Buyer to act for and bind Buyer as may reasonably be required by Seller and the Escrow Holder;

5.3.2   Such other instruments and documents, including written Escrow instructions consistent with this Agreement, as may be reasonably required to consummate the transaction in accordance with this Agreement.

5.4   Following the Escrow Holder's receipt of (a) all documents identified in Sections 5.2 and 5.3, (b) the Closing Consideration (as defined in the APA) in accordance with Section 4.5 of the APA, (c) written confirmation from the Title Company that it is ready, willing, and able to issue the Title Policy (as defined in the APA), and (d) all written instructions required to be delivered to the Escrow Holder by Buyer, by Seller and by Buyer and Seller jointly at or before Closing in accordance with the terms of the APA, then, and only then, the Escrow Holder shall close Escrow by:

5.4.1   Recording the Deed;

5.4.2   Confirming the Title Company's issuance of the Title Policy to Buyer; and

5.4.3   Delivering to Buyer the Bill of Sale, the Assignment of Contracts and Intangibles, the Nonforeign Certification and copies of all recorded documents related to the transfer or encumbering of the Property.

Thereafter, Escrow Holder shall deliver signed closing statements showing all receipts and disbursements to Buyer and Seller and shall file with the Internal Revenue Service (with copies to Buyer and Seller) any required reporting statements.

ARTICLE 6

RISK OF LOSS

6.1   Except as otherwise provided for in the APA, the risk of loss or damage to the Property by fire or other casualty, until Closing, is assumed by Seller, but without any obligation of Seller to repair or replace any such loss or damage unless Seller elects to do so as hereinafter provided. Seller shall notify Buyer of the occurrence of any such loss or damage to the Property within 10 days after such occurrence but in any event no less than three (3) business days prior to the date of Closing, whichever first occurs; provided, however, that in the event such loss or damage occurs within three (3) business days of the Closing, Seller shall notify Buyer thereof as soon as is reasonably practicable in advance of the Closing, and by such notice shall state whether or not Seller elects to repair or restore the Property, as the case may be. If Seller elects to make such repairs and restorations, Seller's notice shall set forth an adjourned date for the Closing, which shall be not more than 60 days after the date of the giving of Seller's notice. If Seller either does not elect to do so or, having elected to make such repairs and restorations, fails to complete the same on or before said adjourned date for the Closing, Buyer may by written notice to Seller in advance of the Closing elect to (i) complete the purchase of the Property in accordance with this Agreement, or (ii) elect to terminate this Agreement without penalty and abandon the purchase of the Property (but not terminate the APA or the other Definitive Transfer Agreements (as defined in the APA) or abandon the other transactions contemplated thereby), in each case without reduction in the Purchase Price (as defined in the APA). In the event Buyer elects to complete the purchase of the Property as contemplated in clause (i) above, and Seller carries hazard insurance covering such loss or damage, Seller shall (A) pay any insurance deductible in connection therewith to Buyer at Closing, and (B) assign to Buyer all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards which are attributable to the loss of or damage to all or any part of the Property, and shall turn over to Buyer at the Closing the net proceeds actually collected by Seller under the provisions of such hazard insurance policies to the extent that they are attributable to loss of or damage to the Property, less any sums theretofore expended by Seller in repairing or replacing such loss or damage or in collecting such proceeds.

6.2   If notice of any action, suit or proceeding shall be given after the date hereof but prior to the Closing for the purpose of a material taking in eminent domain or condemning any material part of the Property, then the award with respect to such condemnation, taking or change, except for any expense theretofore incurred by Seller for restoration or safety in connection therewith (which sum shall be reimbursed by Buyer to Seller at Closing), shall be assigned (without representation or warranty by or recourse against Seller) to Buyer without further consideration, and this Agreement shall continue in full force and effect without any modification or abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, and the definition of "Property" shall be accordingly amended.

ARTICLE 7

"AS IS" PURCHASE; RELEASE

7.1   Except as otherwise provided for in this Agreement or in the APA, and as a material inducement to Seller's execution and delivery of this Agreement and performance of its duties under this Agreement: BUYER HAS AGREED TO ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE ON AN "AS IS" BASIS. SELLER AND BUYER AGREE THAT THE PROPERTY SHALL BE SOLD "AS IS, WHERE IS, WITH ALL FAULTS" WITH NO RIGHT OF SET- OFF OR REDUCTION IN THE PURCHASE PRICE (EXCEPT AS PROVIDED IN SECTION 3.1.1 OF THE APA), AND, EXCEPT AS SET FORTH IN SECTION 6.1 OF THE APA OR ARTICLE 4 OF THIS AGREEMENT, SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLER DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY.

7.2   Except as otherwise specifically provided for in this Agreement or in the APA, effective from and after the Closing, Buyer hereby waives, releases, acquits, and forever discharges Seller, and Sellers agents, directors, officers, and employees to the maximum extent permitted by law, of and from any and all claims, actions, causes of action, demands, rights, liabilities, damages, losses, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that it now has or that may arise in the future because of or in any way growing out of or connected with the APA, this Agreement and the Property (including without limitation the condition of the Property), except matters arising from Seller's fraud or intentional misrepresentation. BUYER EXPRESSLY WAIVES ITS RIGHTS GRANTED UNDER CALIFORNIA CIVIL CODE 1542 AND ANY OTHER PROVISION OF LAW THAT PROVIDES A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT BUYER DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS AGREEMENT TO RELEASE SELLER.

Seller and Buyer have each initiated this Section 7.2 to further indicate their awareness and acceptance of each and every provision of this Agreement. The provisions of this Section 7.2 shall survive the Closing.

Seller's Initials: _____

Buyer's Initials: _____

ARTICLE 8

MISCELLANEOUS

8.1   Buyer agrees that it shall not record this Agreement or any memorandum hereof. If Buyer violates the provisions of the preceding sentence, Buyer shall promptly thereafter cause all such recordings to be duly removed of record promptly, at its sole cost and expense.

8.2   This Agreement is entered into after full investigation, neither party relying upon any statement or representations made by Seller or Buyer or anyone else not embodied in this Agreement or the APA.

8.3   This Agreement and the exhibits attached hereto, as well as the APA, contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions; provided, however, that this Agreement is subject in all respects to the terms and conditions of the APA and, in the event of any conflict with or inconsistency between this Agreement and the APA, the APA shall control. All exhibits or schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.4   Failure of either party to object to any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder unless expressly provided to the contrary herein. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

8.5   In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

8.6   None of the provisions, representations, warranties, covenants and agreements of this Agreement shall survive the Closing and delivery of the Deed or earlier termination of this Agreement unless expressly provided herein to the contrary; provided, however, that notwithstanding the foregoing, this Article 8 shall survive the Closing and delivery of the Deed or earlier termination of this Agreement.

8.7   Time is of the essence in the performance of each and every term of this Agreement.

8.8   In the event of any action or proceeding to enforce a term or condition of this Agreement, any alleged disputes, breaches, defaults, or misrepresentations in connection with any provision of this Agreement or any action or proceeding in any way arising from this Agreement, the prevailing party in such action, or the non-dismissing party when the dismissal occurs other than by a settlement, shall be entitled to recover the reasonable costs and expenses, including without limitation reasonable attorney fees and costs of defense paid or incurred in good faith. The "prevailing party," for purposes of this Agreement, shall be deemed to be that party who obtains substantially the result sought, whether by settlement, dismissal, or judgment.

8.9   This Agreement is binding upon and made solely for the benefit of Seller, Buyer and their respective heirs, personal representatives, successors and permitted assigns. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third persons to Seller or Buyer. This Agreement is not intended to nor shall it give any third persons any right of subrogation or action over or against Seller or Buyer.

8.10   No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Buyer may, upon written notice to Seller, assign its rights and obligations under this

Agreement to one or more wholly-owned subsidiaries; and, provided, further, that Seller may, upon written notice to Buyer, assign its rights and obligations under this Agreement to any trustee appointed by United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, no such assignment shall release Buyer from any obligation or covenant hereunder.

8.11  The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.12   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (A) on the date of service, if served personally on the party to whom notice is to be given; (B) on the date of delivery or refusal, as confirmed by Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (C) on the date of delivery or refusal as evidenced by return receipt, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

If to Seller:

Gottschalks Inc.
7 River Park Place East
Fresno, California 93729
Attention: James R. Famalette
Chairman and Chief Executive Officer
Facsimile: (559) 434-4666

With a copy to (which copy alone shall not constitute notice):

O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071
Attention: C. James Levin, Esq., and Stephen H. Warren, Esq.
Facsimile: (213) 430-6407

With a copy to the Counsel to the Official Committee of Unsecured Creditors of the Company (which copy alone shall not constitute notice):

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Lawrence C. Gottlieb, Esq.,
Michael Klein, Esq.

Facsimile: (212) 479-6275

If to Buyer:

Forever 21 Retail, Inc.

2001 S. Alameda Street
Los Angeles, California 90058
Attention: Lawrence H. Meyer
Executive Vice President
Facsimile: (213) 741-8860

With a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attention: Peter M. Gilhuly, Esq.
Facsimile: (213) 891-8763

If to Escrow Holder:

Chicago Title Insurance Company

700 South Flower Street, Suite 800
Los Angeles, California 90017
Attention: Lizeth Villalobos
Maurice Neri
Facsimile: (213) 612-4116

8.13   This Agreement shall be governed by the laws of the State of California, without cognizance to conflicts of laws rules, except to the extent that the laws of such State are superseded by the United States Bankruptcy Code. For so long as Seller is subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Seller is no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the State of California.

8.14   In the event of any reduction in the assessed valuation of the Property for the fiscal year in which title closes or for fiscal years ending prior the Closing, the net amount of any tax savings shall (a) with respect to fiscal years ending prior the Closing, be payable to Seller, and (b) with respect to the fiscal year in which the Closing shall occur, after deduction of expenses and attorneys' fees, be adjusted between Seller and Buyer in accordance with Section 9 of the APA.

8.15   This Agreement has been executed after negotiation and the opportunity by both parties to have this Agreement reviewed and revised by legal counsel of their choice. None of the provisions of this Agreement shall be interpreted or construed against a party hereto solely by virtue of the fact that any such provision shall have been drafted by legal counsel representing such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:
GOTTSCHALKS INC., a Delaware corporation
By: ______________________ Name: _______________________ Title: _____________________
BUYER:
FOREVER 21 RETAIL, INC., a California corporation
By: ______________________ Name: _______________________ Title: _____________________

EXHIBIT E: Assumption and Assignment Agreement

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Forever 21 Retail, Inc.
Attn: Lawrence Meyer
2001 S. Alameda Street
Los Angeles, California 90058

(Above Space for Recorder's Use Only)

ASSIGNOR MAY HAVE CLAIMS UNDER THE
LEASES FOR CHARGES PAID BY THE
ASSIGNOR WHICH CLAIMS MAY BE
DISPUTED. THESE CLAIMS WILL BE RETAINED
BY ASSIGNOR.

AGREEMENT OF ASSUMPTION AND ASSIGNMENT OF LEASE

THIS ASSUMPTION AND ASSIGNMENT AGREEMENT (this "Agreement") is made as of this ___ day of __________, 2009, by and between Gottschalks Inc., a Delaware corporation having its offices located at 7 River Park Place, Fresno, California 93720 ("Assignor"), and Forever 21 Retail, Inc., a California corporation, having its offices located at 2001 S. Alameda Street, Los Angeles, California 90058 ("Assignee").

I. The Lease

Assignor, a debtor in possession, is a tenant under those certain Leases (collectively, the "Leases") described on Exhibit A attached hereto and incorporated herein (as the same may have been amended, supplemented or extended from time to time) together with the Designated Contracts (as defined in the APA (defined below) and as set forth on Exhibit B), for the premises located at the addresses set forth on Exhibit A and more specifically described in each Lease (collectively, the "Premises"). The landlord under each Lease is set forth on Exhibit A ("Landlord").

II. Assignor's Bankruptcy Case

Assignor has filed proceedings under Chapter 11 of the Title 11 of the United States Code, 11 U.S.C. 101 - 1330 (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Assignor continues to operate its business and manage its properties as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee has been appointed in Assignor's Chapter 11 case.

On _________, 2009, an auction of certain of Assignor's leases was conducted in accordance with an order entered by the Bankruptcy Court on _________, 2009 (Docket No. ____) (the "Procedures Order") establishing procedures for the sale of Assignor's remaining unexpired nonresidential real property leases at auction pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, and Assignee was determined to be the Successful Bidder at the auction for the Leases.

Assignor proposes to sell and Assignee to purchase all of Assignor's rights title and interest in, to and under the Leases and certain fee simple properties pursuant to an Asset Purchase Agreement dated May __, 2009 between Assignor and Assignee (the "APA"). Assignor and Assignee are asking the Bankruptcy Court to approve the assumption of the Leases by Assignor and the assignment thereof to Assignee pursuant to the terms of the APA at a hearing scheduled for _________, 2009 (the "Sale Hearing").

III. Assignor's Assignment of the Leases

Assignee desires to have Assignor assign to it, pursuant to section 365(f) of the Bankruptcy Code, on the terms and conditions set forth herein and in the APA, all of Assignor's right, title and interest of any kind or nature in and to the Leases and the Designated Contracts including, without limitation, the right to possession.

NOW, THEREFORE, pursuant to the terms set forth below and for the consideration set forth below, the parties hereto agree as follows:

A. Assignment. As of the Closing Date (as defined in the APA), Assignor hereby assumes the Leases and Designated Contracts pursuant to 11 U.S.C. Section 365. As of the Closing Date, Assignor assigns, transfers, conveys and sets over unto Assignee, its successors and assigns, all of Assignor's right, title, and interest in, to and under the Leases and Designated Contracts including, without limitation, all of Assignor's right, title and interest in the buildings and improvements located on each Premises and in and to all security deposits made by Assignor under the Leases, for the remainder of each Lease or Designated Contract term (the "Assignment") and Assignee hereby accepts the Assignment. Assignee hereby recognizes and acknowledges that each Landlord's right to full performance of all terms, conditions and covenants of the applicable Lease remains in effect on and after the Closing Date. Except to the extent otherwise agreed in writing by the applicable Landlord or as modified by the Sale Order (defined below), Assignee and its successors and assigns hereby accepts the foregoing assignment and assumes all of the terms, conditions and covenants of each applicable Lease as tenant under such Lease. Further, pursuant to section 365(f) of the Bankruptcy Code, on and after the Closing Date, Assignor and its estate shall be relieved from any liability for any breach of any Lease occurring after the Closing Date, and Assignee agrees to indemnify, defend and hold Assignor harmless from and against (i) any default in the performance of such terms, conditions and covenants occurring after the Closing Date for any default resulting from Assignee's action or non-action or (ii) against any expense, loss, damage, claim, causes of action, and demand arising out of or connected with Assignee's breach under any Lease after the Closing Date. To the extent any Landlord and Assignor have agreed to the cure amount as full satisfaction of such Landlord's claim for monies owed under the applicable Lease by Assignor, payment of such amount by Assignor to such Landlord together with the assumption and assignment of such Lease to Assignee pursuant to this Agreement shall relieve Assignee of all liability arising under such Lease on account of any and all claims or defaults accruing prior to the Closing Date.

B. Consideration. Assignee and Assignor agreed to the transactions contemplated in the APA that included the purchase of certain fee simple interests in addition to the Leases and Designated Contracts (collectively, the "Real Property Interests"). The total consideration to be paid by Assignee to Assignor (the "Purchase Price") for the Real Property Interests is Seventeen Million Seven Hundred Thousand Dollars ($17,700,000.00) as set forth in the APA.

C. Bankruptcy Court Approval. This Agreement is contingent upon Assignor obtaining an order of the Bankruptcy Court (the "Sale Order") authorizing: (1) Assignor to enter into this Agreement and, (2) the assumption and assignment of the Leases and Designated Contracts pursuant hereto. Assignor shall promptly make reasonable efforts to obtain approval of the Assignment at the Sale Hearing.

D. Free and Clear of Liens and Encumbrances. Upon entry of the Sale Order, each Lease shall be free and clear of any liens, security interests, pledges or other interests, all such interests to attach to the proceeds paid to Assignor by Assignee.

E. Adequate Assurance Data. As a condition of the bidding procedures approved by the Bankruptcy Court (the "Bidding Procedures") and in compliance with said Bidding Procedures, prior to or with the execution of this Agreement, Assignee has supplied Assignor with: (i) the full name and identity of the proposed Assignee of each Lease; (ii) a current financial statement or such other proof of financial condition of the proposed Assignee or guarantor, if any; and (iii) a written statement of the proposed Assignee's expected use of each Premises. Assignee hereby accepts and agrees to be bound by the applicable bid procedures set forth in the Bidding Procedures.

F. Use. Assignee shall use the Premises for such purposes as are authorized under the Lease or applicable law. More specifically, Assignee intends to use the Premises for the purpose set forth on Exhibit A.

G. Possession. Assignor agrees to provide Assignee with possession of each Premises on the later of (A) the Closing Date and (B) the earlier of (i) the date that is ten (10) business days following the conclusion of the GOB Sale (as defined in the APA), or (ii) July 31, 2009.

H. Initial Rent. Assignee shall be responsible for, and shall pay, rent and other obligations and charges due under each Lease to the applicable Landlord (in accordance with the terms of each Lease) as provided in Section 1.2 of the APA.

I. Commission. With the exception of consulting fees payable by Assignor to DJM Asset Management, LLC, any commission due and payable as a result of this Agreement shall be paid by Assignee. Assignee hereby indemnifies Assignor and its estate for any claims of brokerage or other fees, other than that made by DJM Asset Management, LLC.

J. Miscellaneous.

(1) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and to the extent permissible and not inconsistent with the laws of the State of Delaware, under the laws of the state where the Premises are located. The parties agree that the Bankruptcy Court shall have exclusive jurisdiction over any disputes hereunder, and they each hereby consent to such jurisdiction.

(2) This Agreement, together with the APA, sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes any prior instruments, arrangements and understandings relating to the subject matter hereof, except each Lease and all amendments thereto. In the event of any inconsistencies between this Agreement and the APA, the APA shall control.

(3) This Agreement may be executed with counterpart signature pages or in more than one counterpart, all of which shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

(4) Any notice, demand, request or other communication that any party hereto may be required or may desire to give hereunder ("Notice" or "Notices") shall be in writing and shall be given as follows: (a) by hand delivery or (b) by overnight mail via Federal Express or other reputable express courier service:

If to Assignor:

Gottschalks Inc.
7 River Park Place
Fresno, CA 93720
Attention: Greg Ambro
Telephone: (559) 434-4744
Facsimile: (559) 434-4666

with a copy to:

O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, CA 90071
Attention: James Levin, Esq.
Telephone: (213) 430-6578
Facsimile: (213) 430-6407

Attention: Steven H. Warren, Esq.
Telephone: (213) 430-7875
Facsimile: (213) 430-6407

With a copy to the Counsel to the Official Committee of Unsecured Creditors of the Company (which copy alone shall not constitute notice):

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Lawrence C. Gottlieb, Esq.
Michael Klein, Esq.
Facsimile: (212) 479-6275

If to Escrow Agent:

Chicago Title Insurance Company

700 South Flower Street, Suite 800
Los Angeles, California 90017
Attention: Lizeth Villalobos

Maurice Neri
Facsimile: (213) 612-4116

If to Assignee:

Forever 21 Retail, Inc.
2001 S. Alameda Street
Los Angeles, California 90058
Attention: Lawrence Meyer
Facsimile: (213) 741-8860

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
Attention: Peter M. Gilhuly, Esq.
Facsimile: (213) 891-8763

with a copy to:

Alyssa Schaffer, Lease Administrator
25613 Gale Drive
Stevenson Ranch, CA 91381
Facsimile: (661) 260-1594

or at such other address or to such other addressee or to such other facsimile number as the party to be served with Notice shall have furnished in writing to the party seeking or desiring to serve Notice as a place for the service of Notice. Notices shall be deemed to have been received (a) on the next business day if given by overnight mail, or (b) on the same day, if given by hand delivery.

IN WITNESS WHEREOF, this Assignment has been duly executed this ______ day of _________, 2009.

ASSIGNOR:	GOTTSCHALKS INC., a Delaware corporation By: __________________________ Name: Title:
ASSIGNEE:	FOREVER 21, INC., a California corporation By: __________________________ Name: Title: